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                                                                    EXHIBIT 10.1

                                                         Aetna Inc.
                                                         151 Farmington Avenue
                                                         Hartford, CT 06156-9998



                                                         ELEASE E. WRIGHT
                                                         Senior Vice President
                                                         Human Resources, RC3A
May 25, 2000                                             (860) 273-8371
                                                         Fax:  (860) 560-8721

Richard L. Huber
20 Charter Oak Place
Hartford, CT 06106

Dear Dick:

This letter is to confirm our agreement as follows:

1. Your last day as an employee and director of Aetna Inc. and its affiliates was February 24, 2000.

2. Provided you shall have delivered the executed release agreement in the form attached as Attachment A:

         (i) Until November 2, 2001 you will be paid salary continuation at two times your base pay rate, payable bi-weekly and you will continue to be eligible for group medical/dental benefits on the same basis as an active employee. You may elect to receive the foregoing salary continuation in a lump sum, but if you do you will no longer be eligible for continuation of your group medical/dental benefits.

         (ii) You will receive payment for your accrued but unused vacation days.

         (iii) Notwithstanding anything to the contrary in your ACEShares award agreements, you will continue to be eligible for a pro rata vesting of your ACEShares awards for the 1997-2000 and 1999-2002 cycles based on your active service through February 25, 2000, to the extent that performance criteria and other provisions as outlined in the respective award agreements are met. Your stock options awards will continue to vest through November 2, 2001; thereafter, their continued vesting and exercise will be governed by the rules applicable to retirees.

         (iv) Until November 2, 2001, the Company will provide you with such office space and related secretarial support as identified by the Company. In addition, the
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Richard L. Huber
May 25, 2000

                  Company will continue to pay the monthly fees associated with any Company-owned home security equipment until October 31, 2001 at which time you may elect to purchase said equipment at a price to be mutually agreed.

         (v) You will be entitled to outplacement and transitional financial counseling in accordance with the Company's policies and programs or the economic equivalent.

         (vi) For purposes of your pension, you will be treated as having service of 14 years and 4 months with the Company.

         You would not otherwise be eligible for the foregoing benefits under current Company plans and policies and said benefits are in lieu of any other separation benefits previously agreed to but not specified in this agreement, including the Company's Severance and Salary Continuation Benefit Plan and the letter agreement between you and the Company dated January 19, 1995, as amended.

3. If at any time BankAmerica ceases to provide retiree medical coverage, and the Company still provides retiree medical coverage, you will be eligible to participate in the Company's retiree medical coverage program consistent with the Company's policy at that time.

4. The non-competition covenants contained in your ACEShares agreements shall not terminate, but instead shall remain in full force and effect until November 2, 2001 and all other covenants in your stock option and ACEShares agreements shall remain in full force and effect as set forth therein. In addition, in consideration of your agreement to the foregoing extension of the restricted period under your ACEShares agreements, with respect to paragraph 11(a)(v) of the ACEShares agreements you entered into dated January 29, 1999, July 25, 1997 and February 28, 1997, the Company agrees that commercial and investment banking services and financial services which are not in substantial and direct competition with the business of the Company shall to that extent not be deemed to be "business activities" which are competitive to a "business of the Company," within the meaning of that paragraph. The terms and provisions of the non-competition covenants of your ACEShares and option agreements shall be incorporated herein, as amended above.

5. You agree to provide assistance to and shall cooperate with the Company, upon its reasonable request and without additional compensation, with respect to matters within the scope of your duties and responsibilities during employment. (The Company agrees and acknowledges that it shall, to the maximum extent possible under then prevailing circumstances, coordinate (or cause an affiliate to coordinate) any such request with your other commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities.) The
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Richard L. Huber
May 25, 2000

         Company agrees that it will reimburse you for reasonable travel expenses (ie., travel, meals, and lodging) that you may incur in providing assistance to the Company hereunder.

6. To the extent set forth in the immediately following sentence, the Company hereby represents that it is not aware of any facts that would cause the Company to assert a claim against you for any act or failure to act during your employment by the Company. This representation is limited to matters presently within my personal knowledge or the personal knowledge of L. Edward Shaw, Jr., the general counsel of the Company, it being expressly agreed that we have not conducted any special review or examination for this purpose. Nothing in this agreement shall affect or diminish your rights to indemnification, or the Company's indemnification obligations to you, under Connecticut or other applicable law or under any applicable insurance policies, in connection with claims brought by third parties including, but not limited to, any derivative actions brought in the Company's name.

7. You agree to execute all documentation requested by the Company needed to implement this agreement, including resignations from all positions and directorships you may hold with Company subsidiaries or affiliates.

8. Unless required by law, you will not, for yourself or any other person or entity, directly or indirectly, divulge, communicate or in any way make use of any confidential, sensitive, or proprietary information acquired in the performance of your service for the Company, without the prior written consent of an appropriate Company officer. You represent that all documents and property of the Company, including those containing confidential, sensitive or proprietary information, have been or shortly will be returned to the Company.

9. You represent that prior to the date hereof, and you agree that after the date hereof, you have not and will not make any communication with any party regarding the Company or any aspect of the business or affairs of the Company, other than as specifically permitted by a written agreement signed by the Chairman of the Board of Directors or the General Counsel of the Company or as explicitly compelled by law, except for private conversations with individuals who are not members of the media or stock analyst community, on the condition that any such conversations are limited to general comments consistent with paragraph 8 and would not reasonably be expected to have a negative affect on the image, reputation, prospects, value or business relationships of the Company.

10. You understand and agree that if you breach any of the covenants of this letter agreement you will not be entitled to any of the payments or benefits provided under paragraphs 2 and 3 or any benefits under the Company's non-qualified pension arrangements and you will be required to return to the Company any such payments and benefits which you have received.
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Richard L. Huber
May 25, 2000

11. For purposes of paragraph 4 and 9 only, the term Company shall mean not only Aetna Inc., but also subsidiary corporations, any affiliated entities whether or not incorporated, the employees, agents, officers, directors and shareholders of all such entities and any person or entity which may succeed to the rights and liabilities of such entities by assignment or otherwise.

12. The entire agreement between you and the Company is set out in this agreement or incorporated by reference. No other promises or representations have been made, and there is no oral understanding or agreement between you and the Company which is not contained, or incorporated by reference, in this agreement. This agreement shall be construed in accordance with the laws of Connecticut.

Please sign and return one copy of this letter to evidence of your agreement.

Sincerely,


AETNA INC.                                   AGREED TO AND ACCEPTED:


By:   /s/ Elease E. Wright                   By:  /s/ Richard L. Huber
      Elease E. Wright                            Richard L. Huber
      Senior Vice President

                                                  Date:    May 25, 2000
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                                                                    ATTACHMENT A



                                RELEASE AGREEMENT


         I, Richard L. Huber, acknowledge that this document accurately reflects an agreement entered into between me and Aetna Inc. as of this 25th day of May, 2000. In exchange for the benefits and consideration set forth in a letter dated May 25, 2000 entered into between Aetna Inc. and me (the "Agreement"), I hereby agree to the following:

            1. DEFINITION. In this agreement the word "Company" means not only Aetna Inc., but also subsidiary corporations, any affiliated entities whether or not incorporated, the employees, agents, officers, directors and shareholders of all such entities and any person or entity which may succeed to the rights and liabilities of such entities by assignment or otherwise.

            2. RELEASE. I hereby release and hold harmless (on behalf of myself and my family, heirs, executors, successors and assigns) now and forever, the Company from and waive any claim that I have presently, may have or have had in the past, known or unknown, against the Company by reason of my employment with and/or service as a director of the Company including, without limitation, the termination thereof, other than claims I may have (i) to the payment of amounts due and payable in accordance with the terms of the Agreement, including without limitation the severance and other benefits and (ii) to be indemnified by the Company from and against any third party claims arising out of or relating to my employment with or other services on behalf of the Company.

            3. EXTENT OF RELEASE. This agreement is valid whether any claim arises under any federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974 and all other statutes regulating the terms and conditions of my employment), regulation or ordinance, under the common law or in equity (including any claims for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and myself.

            4. CONSIDERATION. The consideration hereby provided to me under the Agreement is not required under the Company's standard policies and I know of no circumstances other than my agreeing to the terms of this agreement which would require the Company to provide such consideration.
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            5. RESTRICTIONS. I have not filed, nor will I initiate or cause to be initiated on my behalf, any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body relating to my employment or the termination thereof (each individually a "Proceeding"), nor will I participate in any Proceeding. I waive any right I may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any EEOC proceeding. I understand that by entering into this agreement, I will be limiting the availability of certain remedies that I may have against the Company and limiting also my ability to pursue certain claims against the Company. The foregoing will not be used to justify interfering with any right I may have to file a charge or participate in an investigation or proceeding conducted by the EEOC. The foregoing will not restrict my right to defend myself in any action brought against me by the Company.

            6. PENALTIES. If I initiate or participate in any legal actions, as described above, the Company shall have the right, but shall not be obligated, to deem this agreement void without effect and to require me to repay to the Company any amounts payment of which was conditioned on the execution of this agreement, and to terminate any benefit or payments (other than with respect to vested benefits under any plan governed by ERISA) that are otherwise payable under the Agreement.

            7. RIGHT TO COUNSEL. The Company advises me that I should consult with an attorney prior to execution of this agreement and the Agreement. I understand that it is in my best interest to have this document and the Agreement reviewed by an attorney of my own choosing and at my own expense, and I hereby acknowledge that I have been afforded a period of at least twenty-one days during which to consider this agreement and the Agreement and to have this agreement and the Agreement reviewed by my attorney.

            8. SEVERABILITY CLAUSE. Should any provision or part of this agreement be found to be invalid or unenforceable, only that particular provision or part so found and not the entire agreement shall be inoperative.

            9. EVIDENCE. This document may be used as evidence in any proceeding relating to my employment or the termination thereof. I waive all objections as to its form.

           10. FREE WILL. I am entering into this agreement and the Agreement of my own free will. The Company has not exerted any undue pressure or influence on me in this regard. I have had reasonable time to determine whether entering into this agreement and the Agreement is in my best interest. I


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understand that if I request additional time to review the provisions of this agreement and the Agreement, a reasonable extension of time will be granted.

           11. REVOCATION. This agreement may be revoked by me within seven days after the date on which I sign this agreement and I understand that this agreement and the Agreement are not binding or enforceable until such seven day period has expired. Any such revocation must be made in a signed letter executed by me and received by the Company at the following address no later than 5 p.m. Eastern Standard Time on the seventh day after I have executed this agreement and the Agreement: Aetna Corporate Secretary, RC4A, 151 Farmington Avenue, Hartford, CT 06156. I understand that if I revoke this agreement, the Agreement will not be effective or enforceable and I will not be entitled to any benefits thereunder.

           12. NON-ADMISSION. Nothing contained in this agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

           13. GOVERNING LAW. This agreement and the Agreement shall be construed in accordance with the laws of the State of Connecticut, applicable to contracts made and entirely to be performed therein.



Date:    May 25, 2000                                       /s/ Richard L. Huber
                                                            Richard L. Huber



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